Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY TO ACQUIRE FLORIDA

PHOSPHATE BUSINESS FROM CF INDUSTRIES FOR $1.2 BILLION

Plus an Additional $200 million to Fund CF Industries’ Asset Retirement

Obligation Escrow

Strategic Ammonia Supply Agreements Entered into with CF Industries;

Louisiana Ammonia Project Unnecessary

No Impact to Current Shareholder Distribution Plans

PLYMOUTH, Minn., October 28, 2013 – The Mosaic Company (NYSE: MOS) today announced it has signed a definitive agreement to acquire the phosphate business of CF Industries, Inc. (NYSE: CF) for $1.2 billion in cash plus $200 million to fund CF Industries’ asset retirement obligation escrow. Under the terms of the agreement, Mosaic would acquire the 22,000-acre South Pasture phosphate mine and beneficiation plant in Hardee County, Fla., a phosphate manufacturing facility in Plant City, Fla., and ammonia terminal and finished product warehouse facilities in Tampa. The CF Industries’ facilities currently produce approximately 1.8 million tonnes of phosphate fertilizer per year, which would be additive to the annual 8.2 million tonnes currently produced by Mosaic.

The acquisition is expected to add approximately $0.30 per share to Mosaic’s 2015 earnings per share, excluding any debt financing costs and any changes to outstanding share count.

The proximity of CF Industries’ South Pasture mine to Mosaic’s planned Ona phosphate mine in Hardee County would allow Mosaic to take advantage of the synergies associated with the combined mining assets. The existing infrastructure at South Pasture would result in Mosaic saving approximately $500 million by not having to construct a $1 billion beneficiation plant. Mosaic would instead invest approximately $500 million to develop phosphate rock reserves and improve existing mines.

Mosaic and CF Industries also signed strategic supply agreements under which CF Industries will provide Mosaic with up to approximately 1.0 million tonnes per year of ammonia. Under one agreement, Mosaic will purchase up to 725,000 tonnes annually for 15 years with pricing based on a formula tied to the prevailing price of U.S. natural gas. This agreement is expected to commence prior to January 2017. Under a second agreement, Mosaic will purchase approximately 270,000 tonnes annually for three years from CF Industries’ Trinidad operations at CFR Tampa market-based pricing. In light of these supply arrangements, Mosaic has decided to forego its proposed ammonia manufacturing plant at its Faustina, La. phosphate facility, saving approximately $1.1 billion in future capital expenditures.

“Uniting CF Industries’ phosphate operations with Mosaic’s creates an ideal combination that provides the opportunity for enhanced operating efficiencies and sustainability efforts, lower production costs and reduced capital investment—creating value for our shareholders, customers and employees,” said Mosaic President and Chief Executive Officer James T. Prokopanko. “The addition of these new phosphate assets and securing access to long-term ammonia supplies solidifies Mosaic’s position among the largest and best phosphate producers in the world.”

The phosphate acquisition would be additive to Mosaic’s existing Florida operations, and complements the company’s plans to mine phosphate rock reserves in Hardee and Desoto counties and extensions of the existing Wingate mine.

“We are thrilled to add CF Industries’ Florida phosphate employees and facilities to the Mosaic family,” said Gary N. “Bo” Davis, Mosaic Senior Vice President—Phosphate Operations. “We look forward to working together to help the world grow the food it needs while strengthening our operations and deep commitments to the Central Florida communities where our employees live and work.”

In total, the transactions are expected to favorably impact Mosaic’s future capital expenditures. In addition to the $1.4 billion total consideration in connection with the acquisition of CF Industries’ phosphate business, Mosaic expects to spend an estimated $500 million to develop reserves and improve existing mines, and an estimated $200 million on marine assets to transport ammonia from Louisiana to its Florida facilities. The estimated $2.1 billion of investments and capital expenditures is expected to be offset by an estimated $2.1 billion in capital savings related to the cancellations of the Faustina ammonia project and the planned Ona beneficiation facility. Mosaic also expects to capture significant additional operating efficiencies.

Under terms of the agreement, as part of the $1.4 billion total consideration, Mosaic would replace CF Industries’ $200 million of escrowed financial assurance earmarked for closure and long-term care of phosphogypsum stacks under CF Industries’ operation in Florida.

The transaction is expected to close in the first half of calendar 2014 and is not expected to impact Mosaic’s shareholder distribution plans. Customary regulatory approvals are required.

Mosaic will conduct a conference call on Monday, Oct. 28, 2013 at 10 a.m. EDT to discuss the transaction details. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the call.

Dorsey & Whitney LLP served as lead outside transaction counsel to The Mosaic Company, with Mayer Brown LLP and Arnold & Porter LLP advising in specialist capacities.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed transactions; the benefits of the proposed transactions; future strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed phosphate asset acquisition may be delayed or may not occur, including delays arising from any inability to obtain governmental approvals of the transaction on the proposed terms and schedule and the ability to satisfy other closing conditions; difficulties with realization of the benefits of the proposed transactions, including the risks that the acquired assets may not be integrated successfully or that the cost savings from the transactions may not be fully realized or may take longer to realize than expected; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the liabilities we are assuming in the proposed phosphate acquisition; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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